Exhibit 5.1

April 13, 2005

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, New York 12065

DayStar Technologies, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to DayStar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-3 (Registration No. 333-123497, the “Registration Statement”). The Registration Statement covers up to 7,195,500 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of (1) 6,355,500 shares issuable upon exercise of Class A redeemable public warrants (the “Class A Warrants”) and Class B non-redeemable public warrants (the “Class B Warrants”) issued as a component of the units sold in the Company’s initial public offering; and (2) 840,000 shares of Common Stock issuable upon exercise of warrants issued to the representative of the underwriters (the “Representative’s Warrants”) in connection with the Company’s initial public offering. In addition, the Registration Statement covers 210,000 representative’s units (the “Representative’s Units”) and 210,000 Class A Warrants and 420,000 Class B Warrants underlying such Representative’s Units.

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Class A Warrants, the Class B Warrants, the Representative’s Warrant, the Warrant Agreement between the Company and US Stock Transfer, dated February 9, 2004, and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

DayStar Technologies, Inc.

April 13, 2005

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

1.	The Common Stock, the Class A Warrants, Class B Warrants, the Representative’s Warrants and the Representative’s Units have been duly authorized by all necessary corporate action of the Company.

2.	When issued and sold by the Company against payment therefor pursuant to the terms of the Class A Warrants, Class B Warrants and the Representative’s Units, the Common Stock underlying such warrants and units will be validly issued, fully paid and non-assessable.

3.	When issued and sold by the Company against payment therefor pursuant to the terms of the Representative’s Warrants, the Representative’s Units, and the Class A Warrants and Class B Warrants included therein, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/S/ TONKON TORP LLP

TPP/JKS